Exhibit 99.1

Caladrius Biosciences, Inc. Announces Second Quarter 2015 Financial Results and Provides Corporate Update
Revenues up 31% from 2Q 2014 and Company Sets Future Direction for its Ischemic Repair Program
NEW YORK, August 6, 2015 (GLOBE NEWSWIRE) - Caladrius Biosciences, Inc. (Nasdaq:CLBS) ("Caladrius" or the "Company"), a company combining a leading cell therapy service provider with a development pipeline including a Phase 3 clinical program in immuno-oncology and a portfolio of projects in immune modulation and ischemic repair, announced today 2015 second quarter results.
The Company reported a 31% increase in revenues from the second quarter of 2014 to the second quarter of 2015. In addition, the Company has decided to explore chronic heart failure and/or critical limb ischemia as targets for further development within its ischemic repair program.
“We are excited and encouraged by strong revenue growth at our wholly-owned subsidiary, PCT,” said Dr. David J. Mazzo, Chief Executive Officer of Caladrius. “Additionally, the Company followed through on its promise to set an optimized pathway forward for our ischemic repair program.”
Business Highlights

•	First patient dosed in Phase 3 trial (the Intus Study) of CLBS20 for patients with stage III recurrent or stage IV metastatic melanoma;

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Receipt of $17.7 million grant award from California Institute for Regenerative Medicine (CIRM) to support the Intus Study, reflecting significant endorsement of the potential of CLBS20 and expected to fund a significant portion of the study;

•	Research collaboration with the University of Southern California and California Institute of Technology to explore next-generation strategies for the Company’s core cancer technology;

•	Establishment of a new cardiovascular scientific advisory board;

•	National Institutes of Health (NIH) grant to fund retinal disease research;

•	Expansion of relationship between PCT, a Caladrius company, and ImmunoCellular Therapeutics to provide manufacturing for ImmunoCellular’s Phase 3 trial; and

•	Closing of $28.75 million public offering of common stock which introduced a strong contingent of new institutional investors.
After a thorough review, the Company has set the future direction for its ischemic repair program. Based on an analysis of the available Phase 2 data from the PreSERVE-AMI trial, an updated commercial assessment considering all major potential relevant cardiovascular indications and consultation with the Company’s new cardiovascular scientific advisory board and the Science and Technology Committee of the Board of Directors, Caladrius has decided that it will not pursue further development of the acute myocardial infarction indication upon completion of the ongoing PreSERVE-AMI Phase 2 clinical study. However, the positive suggestion of safety and therapeutic activity seen to date in the PreSERVE-AMI trial supports the underlying platform technology and enables the Company’s exploration of more commercially viable indications of chronic heart failure and/or critical limb ischemia as targets for further development. The Company will continue to seek partnerships for all the indications in this platform, which will be necessary for Caladrius to proceed to the next steps in clinical development.
2015 Second Quarter Financial Highlights

Total revenue for the quarter was approximately $5.9 million compared to $4.5 million for 2Q 2014, an increase of 31%, which was primarily due to higher reported Clinical Services revenues at PCT. Total non-GAAP Adjusted Revenue, which excludes the impact of deferred revenue adjustments, was approximately $5.0 million for 2Q 2015 compared to $5.3 million for 2Q 2014 (see below for reconciliation).

Research and development expenses were approximately $7.6 million for the quarter compared to $5.8 million for 2Q 2014. The increase was primarily related to an increase in expenses for the Company’s immuno-oncology program, primarily associated with the Intus Phase 3 clinical trial, as well as a minor increase in expenses for the ischemic repair program for a potential critical limb ischemia development program in Japan. These expenses were partially offset by lower continued costs associated with the PreSERVE-AMI Phase 2 clinical trial for the Company’s product candidate CLBS10 and lower expenses associated with the immune modulation program, including our efforts focused on initiating our Phase 2 study of CLBS03 in type 1 diabetes.

Selling, general and administrative expenses were approximately $8.7 million for the quarter compared to $7.4 million for 2Q 2014. The increase is primarily due to higher equity-based compensation in the current quarter compared to 2Q 2014.

Net loss for 2Q 2015 was approximately $17.2 million compared to net loss of $12.8 million for 2Q 2014. Net loss for 2Q 2015 excluding non-cash charges was $26.1 million, compared with $19.4 million for 2Q 2014 (see below for reconciliation).
Net loss for 2Q 2015 included the impact of changes in the Company's ischemic repair program. As a result, the Company determined that IPR&D valued at $9.4 million was fully impaired, and the associated deferred tax liability of $3.7 million was reversed. In addition, the fair value of contingent consideration associated with earn out payments on CLBS10 future revenues was reduced from $5.6 million to $0 as of June 30, 2015. The overall net impact for these changes was a $20,000 increase in net loss.
At June 30, 2015, Caladrius' cash, cash equivalents and marketable securities totaled $39.2 million.
As previously announced, Dr. David J. Mazzo, Chief Executive Officer, and Robert S. Vaters, President and Chief Financial Officer, will discuss results and provide a company update via a webcast and conference call today at 4:30 pm ET. To access the webcast, visit the Investor Relations section of the Company’s website at http://www.caladrius.com/investors/overview/. Alternatively, callers may participate in the conference call by dialing 877-562-4460 or, for international callers, 513-438-4106, and providing conference ID 91597846.
Use of Non-GAAP Financial Measures
The Company uses “Adjusted Revenues” and “Net Loss Excluding Non-Cash Charges” as non-GAAP financial measures in evaluating its performance.

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Adjusted Revenues represents GAAP revenues less the impact of the change in unearned revenues. The Company believes that providing this measure to investors provides important supplemental information relating to its performance and permits investors and management to evaluate the impact of the Company’s revenue-generating activities on its cash position. Additionally, the Company believes this information is frequently used by securities analysts, investors and other interested parties in the evaluation of performance. Management uses, and believes that investors benefit from, this non-GAAP financial measure in assessing the Company's revenue-generating activities, as well as in planning, forecasting and analyzing future periods.

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Net Loss Excluding Non-Cash Charges represents net loss, less equity-based compensation, depreciation and amortization, impairments of intangible assets, and other non-cash adjustments included in calculating net loss. The Company believes that providing this measure to investors provides important supplemental information relating to its performance and permits investors and management to evaluate the core operating performance and cash utilization of the Company by excluding the use of these non-cash adjustments. Additionally, the Company believes this information is frequently used by securities analysts, investors and other interested parties in the evaluation of performance. Management uses, and believes that investors benefit from, this non-GAAP financial measure in assessing the Company's operating results, as well as in planning, forecasting and analyzing future periods.

These non-GAAP measures have limitations as an analytical tool, and investors should not consider these measures in isolation, or as a substitute for analysis of the Company's results as reported under generally accepted accounting principles in the United States ("GAAP"). For example, Net Loss Excluding Non-Cash Charges does not reflect the Company's cash expenditures, future requirements for capital expenditures, contractual commitments or cash requirements for working capital needs. Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and Net Loss Excluding Non-Cash Charges does not reflect any cash requirements for such replacements. Given these limitations, the Company relies primarily on its GAAP results and uses the Net Loss Excluding Non-Cash Charges measure only as a supplemental measure of its financial performance and cash utilization.

GAAP to Non-GAAP Reconciliation

Adjusted Revenues Reconciliation (unaudited)
(in millions)	For the three months ended June 30, 2015	For the three months ended June 30, 2014
Revenues	$5.9	$4.5
Change in Unearned Revenue	(0.9)	0.8
Adjusted Revenues	$5.0	$5.3

Net Loss Excluding Non-Cash Charges Reconciliation (unaudited)
(in millions)	For the three months ended June 30, 2015	For the three months ended June 30, 2014
Net loss	$(36.4)	$(26.6)
Equity-based compensation	8.1	5.7
Depreciation and amortization	1.3	1.0
Changes in acquisition-related contingent consideration	(4.8)	0.4
Impairment of intangible assets	9.4	0
Deferred income taxes	(3.7)	0.1
Net Loss Excluding Non-Cash Charges	$(26.1)	$(19.4)

About Caladrius Biosciences
Caladrius Biosciences, Inc. is among the first of a new breed of immunotherapy companies with proven expertise and unique experience in cell process optimization, development, and manufacturing. Caladrius is a company combining a leading cell therapy service provider with a development pipeline including late-stage clinical programs based on proprietary platform technology for immuno-oncology, as well as additional platform technologies for ischemic repair and immunomodulation. This integrated approach supports the industry in bringing significant life-improving medical treatments to market. www.caladrius.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include, among others, statements herein with respect to the commercial viability of the chronic heart failure and/or critical limb ischemia indications within the Company’s ischemic repair program and the Company’s seeking of partnerships for its ischemic repair programs. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 2, 2015, and in the Company's other periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside of its control.

CONTACT: Caladrius Biosciences, Inc.
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@caladrius.com